Exhibit 5.1

[Bryan Cave LLP letterhead]

May 24, 2017

Quintiles IMS Holdings, Inc. 4820 Emperor Blvd. Durham, North Carolina 27703

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Quintiles IMS Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). An indeterminate amount of the shares of Common Stock may be offered from time to time by the Company or selling stockholders as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (each, a “Prospectus Supplement”) pursuant to Rule 415 under the Act.

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) and the Amended and Restated Bylaws of the Company, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without

Quintiles IMS Holdings, Inc.

May 24, 2017

independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Underwriting Agreement and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that, assuming (a) the taking by the Board of Directors of the Company, a duly constituted and acting committee of such board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) of all necessary corporate action to authorize and approve the issuance of the Common Stock, (b) that the total issued shares of Common Stock will not exceed the number of authorized shares in the Certificate and (c) the due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, the Common Stock will be validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

You have informed us that you intend to issue shares of Common Stock from time to time on a delayed or continuous basis, and this opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any shares of Common Stock you will afford us an opportunity to review the operative documents pursuant to which such shares of Common Stock are to be issued (including the applicable Prospectus Supplement) and will file such supplement or amendment to this opinion letter (if any) as we may reasonably consider necessary or appropriate.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP

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